Cooperation Agreement

Party A: Anshan Easy Health Technology Development Co,. Ltd.

Party B: Fuzhou Fobes Medical Devices Development Co., Ltd.

Pursuant to “Contract Law of People’s Republic of China” and other relevant laws and regulations, abiding by the principle of fairness, voluntariness, good faith and mutual benefits, the parties agree on the following sections regarding the purchase of the TDS health diagnosis instrument through friendly negotiations:

Section 1: Party B is a manufacture of health diagnosis instrument and is completely capable of producing, as per Party A’s request, the large size TDS health diagnosis instrument (TDS hologram dynamic monitor integrated machine) and portable TDS health diagnosis instrument (portable TDS hologram dynamic health diagnosis).

Section 2: The term of the Agreement shall be five year starting from May 29, 2012 to May 28, 2017. After the Agreement term is over, Party A shall firstly consider to choose Party B as its supplier of health diagnosis instrument.

Section 3: Quality Requirement of products (technology standard)

The TDS health diagnosis instrument Party B supplies shall meet the standard of products, namely, < health diagnosis instrument> YZB/Min 0057-2003.

Section 4: Purchase Price

For a long term cooperation, mutual development, the parties agree that Party A purchases Party B the large size TDS health diagnosis instrument at 20,000 RMB Yuan/per set and portable TDS health diagnosis instrument at 2,000 RMB Yuan/ per set. If the price of raw materials increases, and it is necessary to adjust the purchase price, the two parties shall negotiate on adjusting the price.

Section 5: Minimum amount of purchase

Within the term of the agreement, the minimum amount of purchase by Party A in 2012 shall be 500,000 RMB Yuan; 1 million RMB Yuan in 2013 and 1.5 million RMB Yuan in each year from 2014 to 2016.

Payment shall be remitted to the account designated within 30 days of delivery in the way of telegraphic transfer.

Section 6: Warranty liability

The warranty period is 5 years. Party B shall repair or change the products unconditionally and may not affect the use of the product of Party A if the products have defects.

Section 7: Date and Place of delivery

the specific date, place and amount of delivery will be stipulated otherwise.

Section 8: Acceptance Standard and method

Acceptance standard: < health diagnosis instrument> YZB/Min 0057-2003.

Inspection Method: random inspection.

Section 9: Liabilities for Breach of Contract

If a party fails to perform its obligations under any section of the Agreement, it shall bear the liabilities for breach of contract and pay the injured party the damages and the loss, the amount of which payable shall be equivalent to the other party‘s loss resulting from the breach, including any benefit that may be accrued from performance of the contract. The damages is 10% of the total amount of purchase in previous year.

Section 10: Conditions for termination of the agreement:

i. the term of the agreement is over and the agreement is not renewed;

ii. the two parties agree on the termination of the agreement in advance;

iii. the other party doesn’t perform the agreement, therefore the purpose of the agreement is frustrated; and

iv. force majeure frustrates the purpose of the agreement.

Section 11: Mode of Dispute Resolution

Both parties hereto shall firstly solve all contractual disputes through friendly consultation. In case of failure to solve such disputes through consultation, both parties may file a lawsuit to the people’s courts having the jurisdiction.

Section 12: The agreement is made in duplicate, with each of Party A and Party B holding one (1) copy. The agreement goes effective on the date of execution of agreement.

Party A: Anshan Easy Health Technology Development Co,. Ltd. (seal)

Legal Representative: Song Gu (signature) /s/ Song Gu

Party B: Fuzhou Fobes Medical Devices Development Co., Ltd. (seal)

Legal Representative: Yuhua Liu (signature) /s/ Yuhua Liu

Date of execution: May 29, 2012

Place of execution: Anshan City